EXHIBIT 99.1

N E W S   R E L E A S E

SUBJECT:   HAVERTY FURNITURE
           REPORTS RESULTS FOR FIRST QUARTER 2005



ATLANTA, GEORGIA, MAY 2, 2005 -- HAVERTY FURNITURE COMPANIES, INC. (NYSE: HVT and HVT.A) today reported earnings for the first quarter ended March 31, 2005. Results for the three months ended March 31, 2004, and all other amounts as necessary, have been restated in connection with the Company's review of its lease accounting. Net income for the first quarter of 2005 was $3.2 million or $0.14 per diluted common share, a 47.4% and 47.3% decrease, respectively, compared to the first quarter 2004 net income of $6.0 million or $0.26 per diluted common share, as restated.

As  previously reported, net sales for the first quarter of  2005 were  $207.6  million, an increase of 9.1% over sales  of  $190.3 million for the corresponding quarter in 2004. Comparable-store sales increased 4.7% for the quarter.

Clarence H. Smith, president and chief executive officer, said, "We are disappointed in our earnings for the first quarter. Our operations were significantly affected by the last major phase of our distribution transition. The overall impact from closing and consolidating six warehouses into our new Florida Distribution Center, while operating in the height of the season, was more costly than we had estimated. The expenses associated with operating duplicative facilities, moving, training and severance costs were approximately $1.9 million. Increased demurrage charges related to larger quantities of imported goods arriving during this transition were an unexpected additional impact of approximately $0.6 million. While this transition has been difficult and demonstrably expensive in period costs and human capital, we believe it was necessary. We are better positioned to more efficiently handle our growing share of the dynamic Florida markets and have improved our ability to add new markets and stores in our largest and fastest growing state.

"We also experienced increased costs during the quarter related to ongoing operations for fuel, insurance and professional service fees. Rising energy costs impact our business from the inbound freight we pay for our inventory shipments to the expenses associated with moving product from our distribution centers to local market delivery points and the final delivery to our customers' homes. Our inbound freight costs have risen and our transportation fuel costs increased $0.4 million on a period-over-period basis. We are analyzing modifications to our routes and delivery schedules to reduce fuel usage and may raise the fee we charge our customers for delivery. Insurance costs are up $0.9 million compared to last year's first quarter, primarily in the areas of medical and workers' compensation. The new regulatory requirements and the cost of compliance with Sarbanes-Oxley contributed to a $0.5 million increase in professional service fees in this year's first quarter as compared to last year's first quarter. These rising operating costs have given our management team new challenges and we are reviewing and implementing steps to ensure that we are operating our business as efficiently as possible.

"With April's comparative sales up 7.7% following March's 10.8% increase, we believe that we are gaining share on our competition and building the Havertys brand throughout our regions. We have had solid sales performance for the stores opened in markets we entered later last year and strong customer response to our newest store that opened in February in Northern Virginia.

"As anticipated, our gross profit margins were in line with the results in the most recent three quarters. We expect gross margins to improve in the last half of the year, due to new merchandising programs, exclusive products and fewer closeouts. Our current inventory mix is well balanced with our best sellers having sufficient quantities in stock to better serve our customers. Although we are disappointed with the earnings results for the first quarter of this year, we are confident that our long-term strategies for distribution and merchandising provide significant competitive advantages and better position us to enhance market share and profitability."

Havertys is a full-service home furnishings retailer with 118 showrooms in 16 states in the Southern and Midwestern regions providing its customers with a wide selection of quality merchandise in middle- to upper-middle price ranges. Additional information is available on the Company's website at www.havertys.com.

This release includes forward-looking statements, which are subject to risks and uncertainties. Factors that might cause actual results to differ materially from future results expressed or implied by such forward-looking statements include, but are not limited to, general economic conditions, the consumer spending environment for large ticket items, competition in the retail furniture industry and other uncertainties detailed from time to time in the Company's reports filed with the SEC.

The company will sponsor a conference call Tuesday, May 3, 2005 at 9:00 a.m. Eastern Daylight Time to review the first quarter. Listen-only access to the call is available via the web at havertys.com (For Investors) and at streetevents.com (Individual Investor Center), both live and for a limited time, on a replay basis.

NEWS  RELEASE - May 2, 2005                                        Page 3
HAVERTY  FURNITURE  COMPANIES,  INC.  and  SUBSIDIARIES


              Condensed Consolidated Statements of Income
             (Amounts in thousands except per share data)
                             (Unaudited)

                                                   Three Months Ended
                                                       March 31,

                                                2005                2004
                                             ----------      --------------
                                                            (as restated 1)

Net sales                                     $207,634           $190,301
Cost of goods sold                             103,024             92,339
  Gross profit                                 104,610             97,962
                                             ----------        -----------
Credit service charges                             989              1,304
  Gross profit and other revenue               105,599             99,266
                                             ----------        -----------
Expenses:
  Selling, general and administrative           99,889             89,002
  Interest, net                                    901              1,125
  Provision for doubtful accounts                  206                131
  Other (income) expense, net                     (459)              (589)
    Total expenses                             100,537             89,669
                                             ----------        -----------
Income before income taxes                       5,062              9,597

Income taxes                                     1,888              3,550
                                             ----------        -----------
  Net income                                  $  3,174           $  6,047
                                             ==========        ===========

Basic earnings per share, net income:
  Common Stock                                   $0.14              $0.27
  Class A Common Stock                           $0.13              $0.26
Diluted earnings per share, net income1:
  Common Stock                                   $0.14              $0.26
  Class A Common Stock                           $0.13              $0.25

Weighted average shares - basic:
  Common Stock                                  18,374             18,087
  Class A Common Stock                           4,316              4,364
Weighted average shares - assuming dilution:
  Common Stock                                  23,130             23,185
  Class A Common Stock                           4,316              4,364

Cash dividends per common share:
  Common Stock                                 $0.0625            $0.0625
  Class A Common Stock                         $0.0575            $0.0575


1 See additional details at the end of this release.


                                                                  more. . .

NEWS  RELEASE - May 2, 2005                                         Page 4
HAVERTY  FURNITURE  COMPANIES,  INC.  and  SUBSIDIARIES




Condensed Consolidated Balance Sheets
(Amounts in thousands)
(Unaudited)


                                     March 31,    December 31,      March 31,
                                       2005          2004             2004
                                               (as restated 1) (as restated 1)
                                    -----------  -------------    ------------

Assets
  Cash and cash equivalents          $  3,051      $  10,122        $ 39,535
  Auction rate securities               5,000          5,000            ---
  Accounts receivable,
    net of allowance                   82,983         81,132          86,579
  Inventories, at LIFO cost           116,013        110,812         109,603
  Other current assets                 15,324         23,356          13,157
                                    ----------    -----------      ----------
    Total Current Assets              222,371        230,422         248,874

  Accounts receivable, long-term       10,361          9,396          10,675
  Property and equipment, net         206,817        205,037         170,253
  Other assets                         12,298         12,711          10,460
                                    ----------    -----------      ----------
                                     $451,847      $ 457,566        $440,262
                                    ==========    ===========      ==========


Liabilities and Stockholders' Equity
  Notes payable to banks             $  2,100      $    ---         $   ---
  Accounts payable and
    accrued liabilities                99,950        100,702          85,174
  Current portion of long-term debt
    and capital lease obligations      13,202         20,270          13,481
                                    ----------    -----------      ----------
      Total Current Liabilities       115,252        120,972          98,655

  Long-term debt and capital
    lease obligations                  42,335         44,228          63,547
  Other liabilities                    19,383         20,108          20,710
  Stockholders' equity                274,877        272,258         257,350
                                    ----------    -----------      ----------
                                     $451,847      $ 457,566        $440,262
                                    ==========    ===========      ==========

1 See additional details at the end of this release.




                                                                  more. . .

NEWS  RELEASE - May 2, 2005                                        Page 5
HAVERTY  FURNITURE  COMPANIES,  INC.  and  SUBSIDIARIES


Restatement

Results for the three months ended March 31, 2004 and the Condensed Consolidated Balance Sheets as of December 31, 2004 and March 31, 2004, included herein, have been restated in connection with the Company's review of its lease accounting as reported in a separate press release dated May 2, 2005. The impact of the adjustments is outlined below for the periods noted (in thousands, except per share data):

                                                        Quarter Ended
                                                        March 31, 2004
                                                 ---------------------------
                                                 as previously
Income statement data                              reported      as restated
-----------------------                          -----------    ------------
  Selling, general and administrative             $  88,791      $  89,002
  Income before income taxes                          9,808          9,597
  Income taxes                                        3,658          3,550
  Net income                                          6,150          6,047
  Diluted earnings per share - Common Stock           $0.27          $0.26


                                                   As of December 31, 2004
                                                ----------------------------
                                                as previously
Balance sheet data                               reported       as restated
                                                -------------  -------------
  Accounts payable and accrued liabilities,
    including customer deposits                   $ 105,826      $ 100,702
  Other liabilities (long term)                      13,286         20,108
  Stockholders' equity                              273,956        272,258


The liability for accrued straight line rent has been reclassified from current to long-term in connection with the restatement in recognition of the portion which will be realized in periods beyond one year.


Earnings per Share

The following details how the number of shares in calculating the diluted earnings per share for Common Stock are derived under SFAS 128 and EITF 03-6 (shares in thousands):

                                                       Quarter Ended
                                                         March 31
                                                   -----------------------
                                                     2005           2004
                                                   --------     ---------
Common Stock:
  Weighted-average shares outstanding               18,374         18,087

  Assumed conversion of Class A Common shares        4,316          4,364

  Dilutive options and awards                          440            734
                                                    ------        -------
      Total weighted-average
       diluted common shares                        23,130         23,185
                                                    ======        =======

The amount of earnings used in calculating diluted earnings per share of Common Stock is equal to net income since the Class A shares are assumed to be converted.

Diluted earnings per share of Class A Common Stock includes the effect of dilutive common stock options which reduces the amount of undistributed earnings allocated to the Class A Common Stock.


                               # # # # #

             Contact:  Dennis L. Fink, EVP & CFO or
                       Jenny Hill Parker, VP, Secretary & Treasurer
                       404-443-2900